IRADIMED CORPORATION Executive Transition

Winter Springs, Florida, April 28, 2022 – iRadimed Corporation (the “Company”) (NASDAQ: IRMD), announced today announced that Chris Scott, Chief Financial and Operating Officer, has resigned from the Company effective May 27, 2022. Mr. Scott started at the Company in December 2013 and is departing to pursue other opportunities.

A formal search for a new CFO has commenced. The Company has appointed Matt Garner, Controller, to the additional role of interim CFO with immediate effect through the transition period.

“Chris has been a valued partner over the past eight years. Though he will be missed, he leaves us with a sound finance department. Matt has also been with us for just over eight years and is well prepared to step in as interim CFO with Chris providing maximum support during the 30-day transition period,” said Roger Susi, President and Chief Executive Officer of the Company.

About iRadimed Corporation

iRadimed Corporation is a leader in the development of innovative Magnetic Resonance Imaging (“MRI”) compatible medical devices. We develop, manufacture, market and distribute MRI compatible medical devices and accessories, disposables and services relating to them. To learn more about iRadimed, visit www.iradimed.com.

Media Contact:
InvestorRelations@iradimed.com